DATE: January 16, 2007
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS COMPLETES DIVESTITURE OF LASERSCOPE AESTHETICS BUSINESS
MINNEAPOLIS, January 16, 2007 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) announced today that it has successfully completed the previously announced sale of the assets of its aesthetics division acquired via the Laserscope acquisition to IRIDEX Corporation (NASDAQ: IRIX).
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota and including its recently concluded acquisition of Laserscope, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 240,000 patients in 2006.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2005 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com